Exhibit 99.1
Mattel Promotes Roberto Stanichi to President, Chief Marketing and Brand Officer
EL SEGUNDO, Calif., July 31, 2026 — Mattel, Inc. (NASDAQ: MAT) today announced the promotion of Roberto Stanichi to President, Chief Marketing and Brand Officer.
Ynon Kreiz, Chairman and Chief Executive Officer of Mattel, said: “Roberto has made significant progress establishing Mattel’s brand-centric organization and operating model. We have further aligned our brands, marketing, and demand creation capabilities to manage our portfolio more holistically and advance our strategy to grow our IP-driven play and family entertainment business. We look forward to building on this momentum under Roberto’s leadership.”
Stanichi oversees Mattel’s world-class portfolio of global brands including Hot Wheels, Barbie, Fisher-Price, and UNO, leading brand and business strategy, marketing, consumer insights, and product design. He has been instrumental in leading Mattel’s evolution to a brand-centric operating model since becoming Chief Global Brand Officer in 2025. He has enhanced brand stewardship from global strategy to local markets while creating an integrated approach across brand management, design, franchise, entertainment, and marketing.
Stanichi added: “Our brands are at the center of everything we do, and our iconic portfolio gives us a tremendous opportunity to build even stronger connections with fans around the world. It is an honor to lead Mattel's global brands and work alongside our talented teams to help drive Mattel’s next phase of growth.”
Prior to being named Chief Global Brand Officer, Stanichi served as Head of Vehicles and Building Sets, overseeing Hot Wheels’ record-setting growth, Matchbox, Thomas &

Friends, MEGA BLOKS, and the successful launch of Mattel Brick Shop. He previously held senior leadership roles across categories such as Infant, Toddler & Preschool, Action Figures, Building Sets, and Games in his more than 20 years at Mattel.
About Mattel
Mattel is a leading global play and family entertainment company and owner of one of the most iconic brand portfolios in the world. We engage consumers and fans through our franchise brands, including Barbie®, Hot Wheels®, Fisher-Price®, American Girl®, Thomas & Friends™, UNO®, Masters of the Universe®, Matchbox®, Monster High®, and Polly Pocket®, as well as other popular properties that we own or license in partnership with global entertainment companies. Our offerings include toys, content, consumer products, digital and live experiences. Our products are sold in collaboration with the world’s leading retail and ecommerce companies. Since its founding in 1945, Mattel is proud to be a trusted partner in empowering generations to explore the wonder of childhood and reach their full potential. Visit us at mattel.com.
Press Contact
Catherine Frymark
catherine.frymark@mattel.com